Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

- OIC Phase 2 Enrollment Progressing Well -

EXTON, PA, April 28, 2011 — Adolor Corporation (NasdaqGM: ADLR) today reported net sales of ENTEREG® (alvimopan) were $7.5 million for the three months ended March 31, 2011, a 42% increase compared to net sales of $5.3 million for the three months ended March 31, 2010.  The increase in net sales was driven primarily by an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers, as well as the impact of pricing changes since the first quarter of 2010.

Net loss for the three months ended March 31, 2011 was $7.3 million, or $(0.16) per basic and diluted share, down from a net loss of $9.6 million, or $(0.21) per basic and diluted share, for the three months ended March 31, 2010.

“The first quarter saw steady progress across the board at Adolor,” said Michael R. Dougherty, President and Chief Executive Officer.  “Enrollment has progressed well in our Phase 2 clinical program for ADL5945 in OIC and we are on-track to report the results of our studies in the third quarter of this year.  Commercially, ENTEREG net sales growth continued, increasing over 40 percent compared to the same period last year.  We expect continued growth in 2011 as independent medication use evaluations and other ENTEREG outcomes studies continue to drive physician interest in this product.”

Cash, cash equivalents and short-term investments at March 31, 2011 were $39.3 million.

Conference Call Information

Adolor’s management will discuss the Company’s first quarter 2011 results in a conference call with investors beginning at 8:30 a.m. ET today, April 28, 2011.

To participate in the audio portion and have the opportunity to pose questions, dial 866-831-6270 for domestic callers or 617-213-8858 for international callers, and enter Conference ID # 40429279.  Investors also can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”

A replay of the call will be available beginning approximately two hours after the event.  To listen to a replay of the conference call, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter Conference ID # 38637435 or listen via Adolor’s website. The replay will be available for one week.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.) program may use ENTEREG. For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E.® Program, visit www.ENTEREG.com. The Company co-promotes ENTEREG in collaboration with GSK.

The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opioid receptor antagonists undergoing clinical development for chronic OIC; and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether growth in net product sales will continue or physician interest in the product will grow; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OIC program and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended March 31,
	2011	2010
Revenues:
Product sales, net	$7,450,850	$5,290,231
Contract revenues	1,579,648	5,377,856

Total revenues, net	9,030,498	10,668,087

Operating expenses incurred:
Cost of product sales	869,920	589,952
Research and development	6,851,146	10,518,140
Selling, general and administrative	8,697,318	9,227,229

Total operating expenses	16,418,384	20,335,321

Loss from operations	(7,387,886)	(9,667,234)
Interest income	20,626	67,695
Other income, net	110,888	—

Net loss	$(7,256,372)	$(9,599,539)

Basic and diluted net loss per share	$(0.16)	$(0.21)

Shares used in computing basic and diluted net loss per share	46,389,300	46,314,130

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$39,319,656	$46,586,537
Working capital	30,421,903	38,344,823
Total assets	45,919,861	52,757,664
Total stockholders’ equity	12,879,873	19,658,324